Exhibit 99.1

COMPANY CONTACTS

Bonnie Ortega	Liz Michel, JD
VP – Corporate Communications	Chief Marketing Officer
Cardium Therapeutics, Inc.	AgencyONE, LLC
Tel: (858) 436-1018	Tel: (301) 803-7525
Email: InvestorRelations@cardiumthx.com	Email: liz@agencyone.net

CARDIUM’S LIFEAGAIN LAUNCHES FIRST LIFE INSURANCE PROGRAM

DEVELOPED FOR MEN WITH ACTIVE LOCALIZED PROSTATE CANCER

SAN DIEGO, Calif. – September 16, 2013—Cardium Therapeutics (NYSE MKT: CXM) today announced that LifeAgain™ Insurance Solutions Inc., a wholly-owned subsidiary in Cardium’s investment portfolio, and AgencyONE, its commercialization partner, have entered into agreements to market and sell term life insurance issued by Symetra Life Insurance Company under LifeAgain’s BlueMetric Select™ term life insurance program for men with active localized prostate cancer. The BlueMetric Select program was developed based on LifeAgain’s Advanced Medical Data Analytics Platform Technology (ADAPT™). This new life insurance program (www.lifeagain.com) is expected to be available in all 50 states.

Prostate cancer is one of the most prevalent forms of cancer in the United States. Currently, men with elevated prostate-specific antigen (PSA) scores and active localized prostate cancer usually are considered uninsurable based on traditional underwriting standards. LifeAgain’s BlueMetric Select program was specifically designed to assist life insurance companies to provide eligible men with term life insurance coverage following a cancer diagnosis or upon the completion of a prostate cancer surgery, without the traditional multi-year waiting periods and additional medical re-qualifications generally required by most life insurance companies.

LifeAgain’s proprietary Advanced Medical Data Analytics Platform Technology enables a scalable, actuarial-based risk assessment based on a diagnostic histological biopsy or a prostate cancer surgery. Together with an applicant’s overall health, these factors may be used to support favorable underwriting decisions and to establish appropriate premium pricing based on the level of prostate cancer progression of each applicant.

The BlueMetric Select program has been designed for men aged 45-65, who are in otherwise good health and who have low- to medium-risk active localized prostate cancer, which has been confirmed by a recent biopsy, and for men who have recently completed prostate cancer surgery. This program seeks to provide term life insurance coverage and may include an automatic renewal option (following the initial ten-year term), the right to convert into universal life insurance, and an accelerated benefit in the event of a terminal illness. The BlueMetric Select Program is designed to offer substantial coverage levels, ranging from $100,000 to $1,000,000, without waiting periods, so an individual can begin the application process on the day of his prostate cancer diagnosis, or immediately following completion of prostate cancer surgery. Additional information about the BlueMetric Select Program is available at www.lifeagain.com/wp-content/pdfs/symetra-level-term-fact-sheet.pdf.

“The American Cancer Society reports that there are more than 2.5 million men in the United States who have been diagnosed with prostate cancer. Prostate cancer affects 1 in 6 men in the U.S., and over the next 10 years more than 8 million men under the age of 64 are expected to be diagnosed with an elevated PSA score. In 2013, more than 238,000 men will be diagnosed with prostate cancer and nearly 100,000 men will undergo prostate cancer surgery. Our new BlueMetric Select program provides men with a life insurance option that they may not otherwise have as they manage their personalized prostate cancer journey that will last a lifetime, that may include ‘watchful waiting’ and ‘active surveillance,’ after re-evaluating their families’ life insurance needs in response to their prostate cancer diagnosis,” said Christopher J. Reinhard, Chairman and CEO of Cardium.

“We are pioneers in assisting life insurance companies in developing ‘survivable risk’ life insurance and believe that the introduction of LifeAgain’s BlueMetric Select program represents an important step forward for cancer patients, cancer survivors and their families, as well as the life insurance industry. As a result, we will seek to advance the BlueMetric Select program into international markets and expand our Advanced Medical Data Analytics Platform Technology into other medical indications, first in the U.S. market and then internationally,” Reinhard said.

Over the past decades, medical advancements, improved early diagnosis and curative therapies, have transformed certain serious life-threatening diseases into managed conditions with significantly improved prognosis and quantifiable mortality risk. The National Cancer Institute reports that there are nearly 12 million cancer survivors in the U.S., up from only 3 million in the early 1970s, and that almost 5 million survivors received their cancer diagnosis within the past 10 years. This represents millions of highly motivated individuals who may seek life insurance as part of their personal and family planning, and yet life insurance is often unavailable for patients diagnosed with cancer unless and until they can effectively demonstrate that their cancer has been cured. LifeAgain’s advanced medical data analytics offers significant opportunities to develop life insurance products that such patients need, offering new and innovative solutions for the life insurance industry.

LifeAgain’s Business Model

Under the agreements, term life insurance for men with localized prostate cancer will be exclusively marketed and sold nationwide by LifeAgain in collaboration with its commercialization partner AgencyONE, a national life insurance broker general agency (BGA). LifeAgain is licensed as a life insurance agency in most states and contracted with Symetra Life Insurance Company (“Symetra”) to become an agent that can sell that Company’s life insurance. Remuneration paid to LifeAgain by Symetra would be in the form of commissions for the sale of term life insurance policies.

LifeAgain would receive remuneration from direct sales of term life insurance through online applications, as well as through sales by established life insurance agents, brokers and financial advisors who may contract with LifeAgain on a nationwide basis. LifeAgain estimates that annually there may be perhaps 400,000 men eligible to participate in the BlueMetric Select program in the United States.

Following the launch of the BlueMetric Select program for men with prostate cancer in the United States, LifeAgain expects to introduce the program into select European and other markets with local or regional commercialization partners as well as potentially non-domestic insurance carriers, and to develop and partner additional survivable-risk programs for the U.S. and international markets.

About AgencyONE

AgencyONE, a premier full-service life insurance brokerage general agency (BGA) located in Bethesda, Md., will be the sole BGA providing insurance industry expertise, and case management services for LifeAgain’s BlueMetric Select. As one of the nation’s leading BGAs, AgencyONE has earned a solid reputation for outstanding exceptional service and innovative life insurance advanced planning. AgencyONE provides advanced planning solutions and expertise for emerging and affluent producers nationwide. The long-standing relationships AgencyONE has established with insurance carriers, along with proficient underwriting knowledge, enables the company to deliver consistently competitive solutions and financial strategies to its producers and their clients. AgencyONE specializes in impaired risk insurance coverage and dependably delivers the successful placement of significant life insurance policies in this challenging market. Additional information is available at www.agencyone.net.

About LifeAgain

LifeAgain Insurance Solutions, Inc. is an advanced medical data analytics business and life insurance agency that is focused on the development, marketing and sale of “survivable risk” term life insurance programs for cancer survivors or others with medical conditions who are currently considered uninsurable based on traditional underwriting standards. Working in cooperation with large and established life insurance companies, LifeAgain uses new actuarial methods, and scientific and medical data-driven insights to design life insurance solutions for those who may otherwise not be able to obtain coverage. LifeAgain’s initial focus is on the development, marketing and sale of survivable risk life insurance for men with active localized prostate cancer. LifeAgain plans to develop additional new and innovative life insurance solutions for men and women with other medical conditions. Additional information is available at www.lifeagain.com.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium has four private company business units in its medical opportunities portfolio: (1) Angionetics Biologics, which includes Cardium’s late-stage DNA-based Generx® cardiovascular biologic product candidate; (2) Activation Therapeutics, which includes the Company’s regenerative medicine wound healing technology platform, including its Excellagen® advanced wound care product; (3) To Go Brands®, which includes the Company’s health sciences and nutraceutical business; and (4) LifeAgain™ Insurance Solutions, Inc. which is focused on building the Company’s medical data analytics platform technology and selling term life insurance. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. For more information, visit www.cardiumthx.com.

About Symetra

Symetra Life Insurance Company is a subsidiary of Symetra Financial Corporation (NYSE: SYA), a diversified financial services company based in Bellevue, Washington. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisers. For more information, visit www.symetra.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there is no assurance that Cardium’s business unit, LifeAgain Insurance Solutions, Inc. and its partners, including AgencyONE will successfully sell “survivable risk” term life insurance policies for cancer survivors or others with medical conditions, or that a market exists for such policies, or that life insurance companies will be able to offer such policies in such a market at affordable premium rates; that Cardium’s methods for data analytics and its LifeAgain business platform and products will be protectable and competitively useful, and will not be deemed to infringe on the rights of others; that the sales of survivable risk life insurance will generate substantial revenues for the Company; that clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the Company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that the Company will not be adversely affected by risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2013 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Excellagen®, LifeAgain™, BlueMetric™, Decision Rule Adaption™, ADAPT™, Angionetics Biologics™, Activation Therapeutics™ are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company. To Go Brands®, High Octane®, Green Tea Energy Fusion™, Acai Natural Energy Boost™, Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks®, Smoothie Complete®, Trim Green Coffee Bean™, and Trim Energy®, are trademarks of To Go Brands, Inc. Other trademarks belong to their respective owners.

Insurance products are offered through LifeAgain, a licensed insurance agency. Insurance products are issued by Symetra Life Insurance Company, 777 108th Avenue NE, Suite 1200, Bellevue, WA 98004 and are not available in all U.S. states or any U.S. territory. Symetra Life Insurance Company and the other subsidiaries under Symetra Financial Corporation are not affiliated with LifeAgain.